Exhibit 3.1

SERIES A CONVERTIBLE PREFERRED SHARES

OF

PINGTAN MARINE ENTERPRISE LTD.

WHEREAS, the Board of Directors (the “Board of Directors”) of Pingtan Marine Enterprise Ltd. (the “Company”) is authorized to provide for the issuance of one or more classes or series of preferred shares and may fix the designations, powers, preferences and relative, participation, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each class or series, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences; and

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred shares, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series as set forth in the certificate of designation attached hereto as Exhibit A (the “Certificate of Designation”).

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred shares and the number of shares constituting such series and fixes the rights, preferences, powers and restrictions relating to such series as set forth in the Certificate of Designation.

EXHIBIT A

SERIES A CONVERTIBLE PREFERRED SHARES

OF

PINGTAN MARINE ENTERPRISE LTD.

CERTIFICATE OF DESIGNATION

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Additional Amount” means, as of the applicable date of determination, with respect to each Series A Preferred Share, all unpaid Dividends on such Series A Preferred Shares, whether or not declared, including any unpaid Guaranteed Dividend.

“Adjustment Right” means (any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 8(c)) of Ordinary Shares that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

“Alternate Consideration” shall have the meaning set forth in Section 8(b).

“Alternate Conversion” shall have the meaning set forth in Section 7(d).

“Alternate Conversion Price” with respect to any Alternate Conversion that price which shall be the lower of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion and (ii) the greater of (x) the Floor Price and (y) 80% of the lowest VWAP of the Ordinary Shares on a Trading Day during the ten (10) Trading Days prior to the applicable Conversion Date. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Ordinary Shares during such period.

“Amended and Restated Memorandum of Association” means the Amended and Restated Memorandum of Association of the Company.

“Applicable Price” shall have the meaning set forth in Section 8(c).

“Attribution Parties” shall have the meaning set forth in Section 6(j).

“Bankruptcy Event” shall means any of the following events: (i) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X for purposes of this definition) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (ii) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (iii) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (iv) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (v) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (vi) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (vii) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing in writing or takes any corporate action for the purpose of effecting any of the foregoing.

“Bankruptcy Triggering Event” shall have the meaning set forth in Section 7(c).

“Black Scholes Consideration Value” means the value of the applicable Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. utilizing: (i) an underlying price per share equal to the Closing Sale Price of the Ordinary Shares on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (iii) a zero cost of borrow and (iv) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg L.P. (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be).

“Board of Directors” shall have the meaning set forth in the recitals.

“Book Entry” means each entry on the Register evidencing one or more Series A Preferred Shares held by a Holder in lieu of a Series A Preferred Share Certificate issuable hereunder.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(e).

“Buy-In Payment Amount” shall have the meaning set forth in Section 6(e).

“Buy-In Price” shall have the meaning set forth in Section 6(e).

“Certificate of Designation” shall have the meaning set forth in the recitals.

“Change of Control Transaction” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of Ordinary Shares in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of at least 50.1% of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

“Closing Sale Price” means, for any security as of any date, (i) last closing trade price for such security on the Trading Market, as reported by Bloomberg L.P. or such other reputable service determined by Holder, or (ii) if the foregoing does not apply, the lowest reported sale price for such date on the Trading Market.

“Company” shall have the meaning set forth in the recitals.

“Company’s Redemption Date” shall have the meaning set forth in Section 7(a).

“Company’s Redemption Notice” shall have the meaning set forth in Section 7(a).

“Company’s Redemption Price” shall have the meaning set forth in Section 7(a).

“Conversion Amount” means, with respect to each Series A Preferred Share, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) the Additional Amount thereon as of such date of determination.

“Conversion Date” shall mean the Optional Conversion Date and the Mandatory Conversion Date, as applicable.

“Conversion Failure” shall have the meaning set forth in Section 6(e).

“Conversion Notice” shall mean a Notice of Optional Conversion or a Notice of Mandatory Conversion, as applicable.

“Conversion Price” means, with respect to each Series A Preferred Share, as of any Conversion Date, the lesser of (i) $2.00, subject to adjustment herein (the “Set Conversion Price”), and (ii) 90% of the lowest VWAP of the Ordinary Shares on a Trading Day during the ten (10) Trading Days prior to the Conversion Date, but not lower than the Floor Price.

“Conversion Rate” shall have the meaning set forth in Section 6(d).

“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Ordinary Shares.

“Dilutive Issuance” shall have the meaning set forth in Section 8(c).

“Dividend Date” shall have the meaning set forth in Section 3(b).

“Dividend Notice Due Date” means the fifth (5th) Business Day immediately prior to the applicable Dividend Date.

“Dividend Rate” means eight percent (8.0%) per annum.

“Dividends” shall have the meaning set forth in Section 3(a).

“DTC” shall have the meaning set forth in Section 6(c).

“Equity Conditions” means during the period in question: (i) the Company shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Holders, if any, (ii) (a) there is an effective registration statement (“Registration Statement”) under the Securities Act pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Ordinary Shares issuable pursuant to the Certificate of Designation (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (b) all of the Ordinary Shares issuable pursuant to the Certificate of Designation (and PIK Shares) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Company as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the Required Holders, (iii) the Ordinary Shares are trading on a Trading Market (and the Company believes, in good faith, that trading of the Ordinary Shares on a Trading Market will continue uninterrupted for the foreseeable future), (iv) there is a sufficient number of authorized but unissued and otherwise unreserved Ordinary Shares for the issuance of 300% of all the shares then issuable pursuant to the Certificate of Designation, (v) there is no existing breach of any of the representations, warranties, covenants or agreements made by the Company in the Transaction Documents, and no existing event which, with the passage of time or the giving of notice, would constitute such a breach, (vi) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (vii) the applicable Holder is not in possession of any information provided by the Company, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that constitutes, or may constitute, material non-public information, (viii) for each of the ten (10) Trading Days prior to the applicable date in question, the Closing Sale Price of the Ordinary Shares on the principal Trading Market is at least equal to the 110% of the Floor Price (as defined below), (ix) the average daily dollar volume of for the Ordinary Shares on the principal Trading Market for the ten (10) Trading Days prior to the applicable date in question exceeds $250,000 and (x) the limitations set forth under Section 6(j) will not be exceeded upon any requested conversion.

“Excess Shares” shall have the meaning set forth in Section 6(j).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Floor Price” means $0.44, as adjusted pursuant to Section 8(a).

“Fundamental Transaction” shall have the meaning set forth in Section 8(b).

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Dividend” shall have the meaning set forth in Section 3(c).

“Holder” means the owner of the Series A Preferred Shares.

“Indebtedness” means of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with United States generally accepted accounting principles consistently applied for the periods covered thereby (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with United States generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (v) through (vii) above.

“Independent Investigator” shall have the meaning set forth in Section 7(f).

“Intellectual Property Rights” means all intellectual property rights of any kind, including such rights in and to patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses.

“Junior Shares” shall have the meaning set forth in Section 9.

“Liquidation” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and the Subsidiaries, taken as a whole.

“Liquidation Funds” shall have the meaning set forth in Section 5.

“Mandatory Conversion” shall have the meaning set forth in Section 6(b).

“Mandatory Conversion Date” shall have the meaning set forth in Section 6(b).

“Mandatory Redemption Date” shall have the meaning set forth in Section 7(b).

“Maximum Percentage” shall have the meaning set forth in Section 6(j).

“New Issuance Price” shall have the meaning set forth in Section 8(c).

“Notice of Mandatory Conversion” shall have the meaning set forth in Section 6(b).

“Notice of Optional Conversion” shall have the meaning set forth in Section 6(a).

“Optional Conversion Date” shall have the meaning set forth in Section 6(a).

“Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

“Ordinary Share Equivalents” means any securities of the Company or the Subsidiaries that would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Ordinary Shares” means the ordinary shares of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Original Issue Date” means the date of issuance of each Series A Preferred Share.

“Parity Shares” shall have the meaning set forth in Section 9.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PIK Election” shall have the meaning set forth in Section 3(b).

“PIK Shares” shall have the meaning set forth in Section 3(b).

“Primary Security” shall have the meaning set forth in Section 8(c)(iv).

“Purchase Agreement” means the securities purchase agreement between the Company and each Holder identified on the signature page thereto for the purchase of Series A Preferred Shares dated January 7, 2021.

“Quarterly Dividend Date” shall have the meaning set forth in Section 3(a).

“Redemption Date” shall mean the Company’s Redemption Date and the Mandatory Redemption Date, as applicable.

“Redemption Premium” means 110%.

“Register” shall have the meaning set forth in Section 6(f).

“Registered Preferred Shares” shall have the meaning set forth in Section 6(f).

“Reported Outstanding Share Number” shall have the meaning set forth in Section 6(j).

“Required Holders” shall have the meaning set forth in Section 9.

“Share Delivery Deadline” shall have the meaning set forth in Section 6(c).

“Secondary Securities” shall have the meaning set forth in Section 8(c)(iv).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Preferred Shares” shall have the meaning set forth in Section 9.

“Series A Preferred Share” shall have the meaning set forth in Section 2.

“Set Conversion Price” shall have the meaning set forth in the definition of Conversion Price in Section 1, as adjusted pursuant to Section 8(a).

“Stated Value” means $1.10 per Series A Preferred Share.

“Subsidiary” means any direct or indirect subsidiary of the Company, and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the effective date of this Certificate of Designation.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement and all exhibits and schedules thereto, and any other documents or agreements executed in connection with the transactions contemplated thereunder.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, or such other agent or agents of the Company as may be designated by the Board of Directors as the transfer agent for the Company.

“Triggering Event” shall have the meaning set forth in Section 7(c).

“Triggering Event Notice” shall have the meaning set forth in Section 7(d).

“Triggering Event Redemption” shall have the meaning set forth in Section 7(d).

“Triggering Event Redemption Notice” shall have the meaning set forth in Section 7(d).

“Triggering Event Redemption Price” shall have the meaning set forth in Section 7(d).

“Triggering Event Redemption Right Period” shall have the meaning set forth in Section 7(d).

“Triggering Event Right Commencement Date” shall have the meaning set forth in Section 7(d).

“Triggering Event Right Expiration Date” shall have the meaning set forth in Section 7(d).

“Valuation Event” shall have the meaning set forth in Section 8(c)(iv).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. or such other reputable service determined by Holder (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (ii) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (iii) if the Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Ordinary Shares so reported, or (iv) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Section 2. Designation, Amount and Par Value. The series of preferred shares designated hereby shall be designated as the Company’s Series A Convertible Preferred Shares (the “Series A Preferred Shares”) and the number of Series A Preferred Shares so designated shall be 4,000,000. Each Series A Preferred Share shall have a par value of $0.001 per share.

Section 3. Dividends.

(a) From and after the Original Issue Date, each Holder shall be entitled to receive dividends (“Dividends”), which Dividends shall be paid by the Company out of funds legally available therefor, subject to the conditions and other terms hereof, in PIK Shares or cash, by wire transfer of immediately available funds, on the Stated Value of such Series A Preferred Share at the Dividend Rate, which shall be cumulative and shall continue to accrue and compound annually whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year. Dividends on the Series A Preferred Shares shall commence accumulating on the Original Issue Date and shall be computed on the basis of a 360-day year and twelve 30-day months; provided, however, nothing contained in this Certificate of Designation shall affect each Holder’s entitlement to Dividends due and payable on the Series A Preferred Shares on and after the Original Issue Date according to the Dividend Rate in effect with respect to the Series A Preferred Shares on the day just prior to the Original Issue Date. Dividends shall be payable quarterly in arrears on the first (1st) day of the next applicable quarter (each, a “Quarterly Dividend Date”) with the first Quarterly Dividend Date being March 31, 2021. If a Dividend Date is not a Business Day, then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.

(b) Dividends shall be payable on each Quarterly Dividend Date, Conversion Date, and the Redemption Date (each, a “Dividend Date”) to the record holders of the Series A Preferred Shares on the applicable Dividend Date. Dividends shall be payable in cash or, at the election of the Company (the “PIK Election”), the Company may, so long as the Equity Conditions are fulfilled, pay Dividends in part or full by delivery of Ordinary Shares (“PIK Shares”). The Company shall deliver a written notice to each Holder on the Dividend Notice Due Date, which notice (1) either (A) confirms that Dividends to be paid on such Dividend Date shall be paid entirely in PIK Shares or (B) sets forth the Company’s election to pay Dividends in cash or a combination of cash and PIK Shares and specifies the amount of Dividends that shall be paid in cash and the amount of Dividends, if any, that shall be paid in PIK Shares and (2) if any portion of the Dividends shall be paid in PIK Shares, certifies that as of the Dividend Date, the Equity Conditions will be satisfied. Dividends to be paid to each Holder on a Dividend Date in PIK Shares shall be paid in a number of fully paid and non-assessable (rounded to the nearest whole share) Ordinary Shares equal to the amount of Dividends payable to such Holder on such Dividend Date, less any cash Dividends paid, divided by the Conversion Price on such Dividend Date.

(c) With respect to any Series A Preferred Shares being redeemed or converted, in addition, to the Dividends payable to the Holders in accordance with clauses (a) and (b) above, on the Redemption Date or Conversion Date, the Dividends that would have accrued with respect to the Series A Preferred Shares being redeemed or converted at the Dividend Rate for the period from the Redemption Date or Conversion Date, as applicable, through and including the one (1) year anniversary of the Original Issue Date shall be guaranteed and accelerated and payable to the Holders in connection with the conversion or redemption of the Series A Preferred Shares on the applicable Redemption Date or Conversion Date (the “Guaranteed Dividend”).

Section 4. Voting Rights. Except as otherwise provided in this Section 4 or as otherwise required by law, the Series A Preferred Shares shall have no voting rights. However, as long as any Series A Preferred Shares are outstanding, the Company shall not, without the affirmative vote of the Required Holders, (i) amend, alter, change or repeal the rights, preferences or powers of the Series A Preferred Shares or (ii) authorize, create, increase the authorized amount of, reclassify into, Parity Shares, or any class or series, or any shares of any class or series, of share capital of the Company ranking senior in priority to the Series A Preferred Shares with respect to the right to dividends or preference on Liquidation (including additional Series A Preferred Shares); provided, however, that for all purposes of this Section 4, any creation or issuance of any Junior Shares, or any increase in the amount of authorized Junior Shares, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Holders as specified herein.

Section 5. Liquidation. Upon any Liquidation, the Holders will be entitled to receive out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any Junior Shares, an amount per Series A Preferred Share equal to the Stated Value plus any accrued but unpaid Dividends thereon, including the Guaranteed Dividend; provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of Parity Shares, then each Holder and each holder of Parity Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Shares as a liquidation preference, in accordance with their respective certificate of designation (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all Holders and all holders of Parity Shares. To the extent necessary, the Company shall cause such actions to be taken by each of the Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation to be distributed to the Holders in accordance with this Section 5. All the preferential amounts to be paid to the Holders under this Section 5 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of Junior Shares in connection with a Liquidation event as to which this Section 5 applies. A Fundamental Transaction shall not be deemed a Liquidation.

Section 6. Conversion.

(a) Optional Conversion. Commencing on the Original Issue Date and continuing thereafter until no Series A Preferred Shares are outstanding, the Holders shall have the right to convert Series A Preferred Shares into Ordinary Shares, at the option of the Holders, subject to the conversion limitations set forth in Section 6(j). The Holders shall effect conversions by delivering to the Company a conversion notice by facsimile or other form of electronic delivery, the form of which is attached hereto as Exhibit I (a “Notice of Optional Conversion”), specifying therein the Series A Preferred Shares to be converted and the date on which such conversion shall be effected (such date, the “Optional Conversion Date. If no Optional Conversion Date is specified in a Notice of Optional Conversion, the Optional Conversion Date shall be the date that such Notice of Optional Conversion is deemed delivered hereunder. No ink-original Notice of Optional Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Optional Conversion form be required.

(b) Mandatory Conversions. Subject to the provisions of this Section 6, including the conversion limitations in Section 6(j), and so long as the Equity Conditions are fulfilled, on each Monday following the date that is fourteen (14) days after the Original Issue Date (each, a “Mandatory Conversion Date”), the Series A Preferred Shares shall be converted into Ordinary Shares at a rate equal to (i) the lesser of (x) $250,000 of the Stated Value of the Series A Preferred Shares per Holder or (y) all remaining Series A Preferred Shares held by such Holder, plus (ii) the number of additional Series A Preferred Shares as determined by such Holder and as set forth in a conversion notice delivered by such Holder to the Company by facsimile or other form of electronic delivery on each such Mandatory Conversion Date, the form of which is attached hereto as Exhibit II (a “Notice of Mandatory Conversion”), until all Series A Preferred Shares held by such Holder have been converted into Ordinary Shares or are no longer issued and outstanding (each, a “Mandatory Conversion”). No ink-original Notice of Mandatory Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Mandatory Conversion form be required.

(c) Conversion Mechanism. On or before the second (2nd) Trading Day following each Conversion Date (or such earlier date as required pursuant to the Exchange Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such Ordinary Shares issuable pursuant to such Notice of Optional Conversion or Notice of Mandatory Conversion) (the “Share Delivery Deadline”), the Company shall credit such aggregate number of Ordinary Shares to which such Holder shall be entitled pursuant to such conversion to such Holder’s or its designee’s balance account with The Depository Trust Company’s (“DTC”) through its Deposit/Withdrawal at Custodian system. If the number of Series A Preferred Shares represented by the Series A Preferred Share Certificate(s) submitted for conversion is greater than the number of Series A Preferred Shares being converted and such shares are not held in Book-Entry form, then the Company shall, as soon as practicable and in no event later than two (2) Trading Days after receipt of the Series A Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Series A Preferred Share Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the Ordinary Shares issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record holder or holders of such Ordinary Shares on the applicable Conversion Date.

(d) Conversion Rate. The number of validly issued, fully paid and non-assessable Ordinary Shares issuable upon conversion of each Series A Preferred Share shall be equal to the quotient of (i) the Conversion Amount and (ii) the Conversion Price in effect on such Conversion Date (the “Conversion Rate”).

(e) Company’s Failure to Timely Convert. If the Company shall fail on or prior to the applicable Share Delivery Deadline to credit such Holder’s or its designee’s balance account with DTC for such number of Ordinary Shares to which such Holder is entitled upon such Holder’s conversion of any Conversion Amount as a result of the Company’s negligence or willful misconduct (a “Conversion Failure”), then, in addition to all other remedies available to such Holder, (X) the Company shall pay in cash to such Holder on each day after such Share Delivery Deadline and during such Conversion Failure an amount equal to 1% of the product of (A) the sum of the number of Ordinary Shares not issued to such Holder on or prior to such Share Delivery Deadline and to which such Holder is entitled, multiplied by (B) the Closing Sale Price of the Ordinary Shares on the applicable Conversion Date and ending on the applicable Share Delivery Deadline, and (Y) such Holder, upon written notice to the Company, may void its Notice of Optional Conversion or Notice of Mandatory Conversion, if any, as applicable, with respect to, and retain or have returned, as the case may be, all, or any portion, of such Series A Preferred Shares that have not been converted pursuant to such Notice of Optional Conversion or Notice of Mandatory Conversion, if any, as applicable; provided that the voiding of a Notice of Optional Conversion or Notice of Mandatory Conversion shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In addition to the foregoing, if on or prior to the Share Delivery Deadline the Transfer Agent shall fail to credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Ordinary Shares to which such Holder is entitled upon such Holder’s conversion hereunder or pursuant to the Company’s obligation pursuant to clause (II) below, and if on or after such Share Delivery Deadline such Holder purchases (in an open market transaction or otherwise) Ordinary Shares corresponding to all or any portion of the number of Ordinary Shares issuable upon such conversion that such Holder is entitled to receive from the Company and has not received from the Company in connection with such Conversion Failure (a “Buy-In”), then, in addition to all other remedies available to such Holder, the Company shall, within three (3) Trading Days after receipt of such Holder’s request and in such Holder’s discretion, either: (I) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the Ordinary Shares so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Company’s obligation to so credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Ordinary Shares to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such Ordinary Shares) shall terminate, or (II) promptly honor its obligation to so credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Ordinary Shares to which such Holder is entitled upon such Holder’s conversion hereunder and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of Ordinary Shares multiplied by (y) the lowest Closing Sale Price of the Ordinary Shares on any Trading Day during the period commencing on the applicable Conversion Date and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to electronically deliver such Ordinary Shares upon the conversion of Series A Preferred Shares as required pursuant to the terms hereof.

(f) Registration; Book-Entry. At the time of issuance of any Series A Preferred Shares hereunder, the applicable Holder may, by written request (including by electronic-mail) to the Company, elect to receive such Series A Preferred Shares in the form of one or more Series A Preferred Share Certificates or in Book-Entry form. The Company (or the Transfer Agent, as custodian for the Series A Preferred Shares) shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each Series A Preferred Share and the Stated Value of the Series A Preferred Shares and whether the Series A Preferred Shares are held by such Holder in Series A Preferred Share Certificates or in Book-Entry form (the “Registered Preferred Shares”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and each Holder of the Series A Preferred Shares shall treat each Person whose name is recorded in the Register as the owner of a Series A Preferred Share for all purposes (including, without limitation, the right to receive payments and Dividends hereunder) notwithstanding notice to the contrary. A Registered Preferred Share may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Preferred Shares by such Holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Preferred Shares in the same aggregate Stated Value as the Stated Value of the surrendered Registered Preferred Shares to the designated assignee or transferee, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of such Registered Preferred Shares within two (2) Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 6, following conversion of any Series A Preferred Shares in accordance with the terms hereof, the applicable Holder shall not be required to physically surrender such Series A Preferred Shares held in the form of a Series A Preferred Share Certificate to the Company unless (A) the full or remaining number of Series A Preferred Shares represented by the applicable Series A Preferred Share Certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 6 or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series A Preferred Shares upon physical surrender of the applicable Series A Preferred Share Certificate. Each Holder and the Company shall maintain records showing the Stated Value and Dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of a Series A Preferred Share Certificate upon conversion. If the Company does not update the Register to record such Stated Value and Dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Series A Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A Preferred Shares, the number of Series A Preferred Shares represented by such certificate may be less than the number of Series A Preferred Shares stated on the face thereof. Each Series A Preferred Share Certificate shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATION RELATING TO THE SERIES A PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE. THE NUMBER OF SERIES A PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SERIES A PREFERRED SHARES STATED ON THE FACE HEREOF OF THE CERTIFICATE OF DESIGNATION RELATING TO THE SERIES A PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(g) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Ordinary Shares for the sole purpose of issuance upon conversion of the Series A Preferred Shares, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Shares, not less than 300% of the aggregate number of Ordinary Shares as are issuable (taking into account the adjustments of Section 8) upon the conversion of all outstanding Series A Preferred Shares. The Company covenants that all Ordinary Shares so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(h) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Shares. As to any fraction of a share that a Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(i) Transfer Taxes. The issuance of certificates for Ordinary Shares on conversion of the Series A Preferred Shares will be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company will not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such Series A Preferred Shares and the Company will not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof will have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(j) Limitation on Beneficial Ownership. The Company shall not effect the conversion of any of the Series A Preferred Shares held by a Holder, and such Holder shall not have the right to convert any of the Series A Preferred Shares held by such Holder pursuant to the terms and conditions of this Certificate of Designation and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder (together with such Holder’s Affiliates, and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such Holder and the other Attribution Parties shall include the number of Ordinary Shares held by such Holder and all other Attribution Parties plus the number of Ordinary Shares issuable upon conversion of the Series A Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares which would be issuable upon (A) conversion of the remaining, nonconverted Series A Preferred Shares beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock or warrants, including the Series A Preferred Shares and Ordinary Shares) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 6(j). For purposes of this Section 6(j), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding Ordinary Shares a Holder may acquire upon the conversion of such Series A Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding Ordinary Shares as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of Ordinary Shares outstanding (the “Reported Outstanding Share Number”). If a Conversion Date will occur at a time when the actual number of outstanding Ordinary Shares is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of Ordinary Shares then outstanding and, to the extent that such conversion would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 6(j), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of Ordinary Shares to be converted. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Series A Preferred Shares, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Ordinary Shares to a Holder upon conversion of such Series A Preferred Shares results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Ordinary Shares (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such Holder to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and the other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder. For purposes of clarity, the Ordinary Shares issuable to a Holder pursuant to the terms of this Certificate of Designation in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert such Series A Preferred Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(j) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 6(j) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of such Series A Preferred Shares.

(k) Record Holder. The Person or Persons entitled to receive the Ordinary Shares issuable upon conversion of Series A Preferred Shares shall be treated for all purposes as the record holder or holders of such Ordinary Shares on the applicable Conversion Date.

Section 7. Redemption.

(a) Company’s Redemption Option. The Company may redeem all or a portion of the Series A Preferred Shares outstanding, so long as there is no Triggering Event, upon ten (10) Business Days’ prior written notice (the “Company’s Redemption Notice”) in cash at a price per Series A Preferred Share equal to 100% of the Stated Value plus any Additional Amount (the “Company’s Redemption Price”); provided, however, that if a Holder has delivered a Notice of Optional Conversion or Notice of Mandatory Conversion to the Company for all or a portion of the Series A Preferred Shares held by such Holder or if a Mandatory Conversion Date will occur prior to such Company’s Redemption Date (defined below), such Series A Preferred Shares designated to be converted shall be converted. The Company’s Redemption Notice shall state the date of redemption, which date shall be ten (10) Business Days after the Company has delivered the Company’s Redemption Notice (the “Company’s Redemption Date”), the Company’s Redemption Price and the number of shares to be redeemed by the Company. The Company shall deliver the Company’s Redemption Price to such Holder(s) on the Company’s Redemption Date; provided, however, if a Holder has delivered a Notice of Optional Conversion before the Company’s Redemption Date or if a Mandatory Conversion Date will occur prior to such Company’s Redemption Date, then the portion of the Company’s Redemption Price that would be paid to redeem the Series A Preferred Shares subject to such conversion shall be returned to the Company upon delivery of the Ordinary Shares issuable in connection with such conversion to such Holder. On the Company’s Redemption Date, the Company shall pay the Company’s Redemption Price, subject to any adjustment pursuant to the immediately preceding sentence, to such Holder(s) on a pro rata basis; provided, however, if such Series A Preferred Shares are in certificate form, that upon receipt by the Company of the Series A Preferred Share certificates to be redeemed pursuant to this Section 7, the Company shall, on the next Business Day following the date of receipt by the Company of such Series A Preferred Share certificates, pay the Company’s Redemption Price, subject to any adjustment pursuant to the immediately preceding sentence, to such Holder(s) on a pro rata basis.

(b) Mandatory Redemption. The Company shall redeem all Series A Preferred Shares issued and outstanding on the one (1) year anniversary of the Original Issue Date (the “Mandatory Redemption Date”) in cash at a price per Series A Preferred Share equal to the Company’s Redemption Price; provided, however, that if a Holder delivers a Notice of Optional Conversion or Notice of Mandatory Conversion before the Mandatory Redemption Date, then the portion of the Company’s Redemption Price that would be paid to redeem the Series A Preferred Shares covered by such Notice of Optional Conversion shall be returned to the Company upon delivery of the Ordinary Shares issuable in connection with such Notice of Mandatory Conversion to such Holder. On the Mandatory Redemption Date, the Company shall pay the Company’s Redemption Price, subject to any adjustment pursuant to the immediately preceding sentence, to such Holder(s) on a pro rata basis; provided, however, if such Series A Preferred Shares are in certificate form, that upon receipt by the Company of the Series A Preferred Share certificates to be redeemed pursuant to this Section 7, the Company shall, on the next Business Day following the date of receipt by the Company of such Series A Preferred Share certificates, pay the Company’s Redemption Price, subject to any adjustment pursuant to the immediately preceding sentence, to such Holder(s) on a pro rata basis. If a Mandatory Redemption Date is not a Business Day, then the Company Redemption Price shall be due and payable on the Business Day immediately following such Mandatory Redemption Date.

(c) Triggering Event Redemption. Each of the following events shall constitute a “Triggering Event” and each of the events in clause (v) shall constitute a “Bankruptcy Triggering Event”:

(i) any failure to pay any Dividend, Guaranteed Dividend, Buy-In Price or other amounts as and when the same shall become due and payable under this Certificate of Designation and/or any of the other Transaction Documents (whether on a Conversion Date, Company’s Redemption Date, Triggering Event Redemption Date, Mandatory Redemption Date, the Maturity Date and/or any other date when any funds are due to be redeemed, converted and/or otherwise paid to the Holders by the Company and/or any Subsidiary, whether by acceleration or otherwise), including, without limitation, any failure to pay any redemption payments or amounts hereunder, or under any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby;

(ii) the Company and/or any Subsidiary shall fail to observe, perform and/or breaches any material covenant, provision, or agreement contained in this Certificate of Designation or any of the other Transaction Documents, a breach by the Company of its obligations to deliver Ordinary Shares to the Holders upon conversion of the Series A Preferred Shares, which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after notice of such failure is sent by the Holders or by any other Holder to the Company and (B) ten (10) Trading Days after the Company has become or should have become aware of such failure;

(iii) a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents, or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below;

(iv) any material representation or warranty made in any of the Transaction Documents or any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holders shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(v) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

(vi) the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit and/or loan agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $250,000 whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vii) the suspension from trading or quotation of the Ordinary Shares, or the failure of the Ordinary Shares to be eligible for listing or quotation on a Trading Market for a period of five (5) consecutive Trading Days;

(viii) the Company shall fail for any reason to deliver Ordinary Shares to a Holder prior to the second (2nd) Trading Day after a Conversion Date or otherwise, or the Company shall provide at any time notice to the Holders, including by way of public announcement, of the Company’s intention to not honor requests for conversions of the Series A Preferred Shares in accordance with the terms hereof;

(ix) the Company fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act, which failure is not cured, if possible to cure, prior to the expiration of the applicable grace period permitted under Rule 12b-25 of the Exchange Act, further provided that the Company files a Form 12b-25 for such report;

(x) the Company shall fail to maintain a sufficient number of authorized but unissued and otherwise unreserved Ordinary Shares for the issuance of 300% of all the shares then issuable pursuant to the Certificate of Designation and such failure is not cured within five (5) Trading Days;

(xi) a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company and/or any of its Subsidiaries, and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides each Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to each Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(xiii) the Company shall fail to obtain all necessary approvals of the issue and sale of all Ordinary Shares issuable in connection with the Series A Preferred Shares and/or Transaction Documents, including, but not limited to, all Ordinary Shares to be issued as Dividends and or otherwise, consistent with the rules and regulations of the principal Trading Market as of the Original Issue Date;

(xiii) the electronic transfer by the Company of Ordinary Shares through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill”;

(xiv) any Change of Control Transaction occurs; and

(xv) the registration statement registering the Series A Preferred Shares and Ordinary Shares shall no longer be effective.

(d) Notice of a Triggering Event; Redemption Right. Upon the occurrence of a Triggering Event with respect to the Series A Preferred Shares, the Company shall within one (1) Business Day deliver written notice to each Holder (an “Triggering Event Notice”). At any time after the earlier of a Holder’s receipt of a Triggering Event Notice and such Holder becoming aware of a Triggering Event (such earlier date, the “Triggering Event Right Commencement Date”) and ending (such ending date, the “Triggering Event Right Expiration Date”, and each such period, an “Triggering Event Redemption Right Period”) on the sixtieth (60th) Trading Day after the later of (x) the date such Triggering Event is cured and (y) such Holder’s receipt of a Triggering Event Notice that includes (I) a reasonable description of the applicable Triggering Event, (II) a certification as to whether, in the opinion of the Company, such Triggering Event is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Triggering Event and (III) a certification as to the date the Triggering Event occurred and, if cured on or prior to the date of such Triggering Event Notice, the applicable Triggering Event Right Expiration Date, such Holder may require the Company to redeem (a “Triggering Event Redemption”) for cash (regardless of whether such Triggering Event has been cured on or prior to the Triggering Event Right Expiration Date) all or any portion of the Series A Preferred Shares by delivering written notice thereof (the “Triggering Event Redemption Notice”) to the Company, which Triggering Event Redemption Notice shall indicate the number of Series A Preferred Shares such Holder is electing to redeem (an “Alternate Conversion”). Each of the Series A Preferred Shares subject to redemption by the Company pursuant to this Section 7(d) shall be redeemed by the Company within five (5) Trading Days of delivery of a Triggering Event Redemption Notice at a price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) the Redemption Premium and (ii) the product of (X) the Conversion Rate (with “Alternate Conversion Price” replacing “Conversion Price” for all purposes hereunder with respect thereto and with “Redemption Premium of the Conversion Amount” replacing “Conversion Amount” in clause (x) of the definition of Conversion Rate above with respect thereto) with respect to the Conversion Amount in effect at such time as such Holder delivers a Triggering Event Redemption Notice multiplied by (Y) the product of (1) the Redemption Premium multiplied by (2) the greatest Closing Sale Price of the Ordinary Shares on any Trading Day during the period commencing on the date immediately preceding such Triggering Event and ending on the date the Company makes the entire payment required to be made under this Section 7(d) (the “Triggering Event Redemption Price”). To the extent redemptions required by this Section 7(d) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 7(d), until the Triggering Event Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 7(d) may be converted, in whole or in part, by such Holder into Ordinary Shares pursuant to the terms of this Certificate of Designation. In the event of the Company’s redemption of any of the Series A Preferred Shares under this Section 7(d), a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 7(d) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. Any redemption upon a Triggering Event shall not constitute an election of remedies by the applicable Holder or any other Holder, and all other rights and remedies of each Holder shall be preserved.

(e) Mandatory Redemption upon Bankruptcy Triggering Event. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Triggering Event, the Company shall immediately redeem, in cash, each of the Series A Preferred Shares then outstanding at a redemption price equal to the applicable Triggering Event Redemption Price (calculated as if such Holder shall have delivered the Triggering Event Redemption Notice immediately prior to the occurrence of such Bankruptcy Triggering Event), without the requirement for any notice or demand or other action by any Holder or any other person or entity, provided that a Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Triggering Event, in whole or in part, and any such waiver shall not affect any other rights of such Holder or any other Holder hereunder, including any other rights in respect of such Bankruptcy Triggering Event, any right to conversion, and any right to payment of such Triggering Event Redemption Price or any other Redemption Price, as applicable.

(f) Independent Investigation. At the request of any Holder either (x) at any time when a Triggering Event has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute a Triggering Event or (z) at any time such Holder reasonably believes a Triggering Event may have occurred or be continuing, the Company shall hire an independent, reputable investment bank selected by the Company and approved by such Holder to investigate as to whether any breach of the Certificate of Designation has occurred (the “Independent Investigator”). If the Independent Investigator determines that such Triggering Event has occurred, the Independent Investigator shall notify the Company of such Triggering Event and the Company shall deliver written notice to each Holder of such Triggering Event. In connection with such investigation, the Independent Investigator may, during normal business hours, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Company’s officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

Section 8. Certain Adjustments.

(a) Share Dividends and Share Splits. If the Company, at any time while the Series A Preferred Shares are outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions payable in Ordinary Shares on Ordinary Shares or any other Ordinary Share Equivalents (which, for avoidance of doubt, will not include any Ordinary Shares issued by the Company upon conversion of, or payment of a dividend on, the Series A Preferred Shares); (ii) subdivides outstanding Ordinary Shares into a larger number of shares; (iii) combines (including by way of a reverse share split) outstanding Ordinary Shares into a smaller number of shares; or (iv) issues, in the event of a reclassification of Ordinary Shares, any share capital of the Company, then the Set Conversion Price and the Floor Price will be multiplied by a fraction of which the numerator will be the number of Ordinary Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator will be the number of Ordinary Shares, or in the event that clause (iv) above will apply, shares of reclassified share capital, outstanding immediately after such event. Any adjustment made pursuant to this Section 8(a) will become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and will become effective immediately after the Original Issue Date in the case of a subdivision, combination or re-classification.

(b) Fundamental Transaction. If, at any time while the Series A Preferred Shares are outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of the Series A Preferred Shares, the Holders shall have the right to receive, for each Ordinary Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one Ordinary Share (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall adjust the Conversion Price in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series A Preferred Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new certificate of designation with the same terms and conditions and issue to the Holders new preferred shares consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred shares into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 8(b) and insuring that the Series A Preferred Shares (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c) Adjustment of Conversion Price upon Issuance of Ordinary Shares. If and whenever on or after the Original Issue Date the Company issues or sells, or in accordance with this Section 8(c) is deemed to have issued or sold, any Ordinary Shares (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the greater of the New Issuance Price and the Floor Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 8(c)), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one Ordinary Share is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any convertible securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such Ordinary Shares shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 8(c)(i), the “lowest price per share for which one Ordinary Share is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any convertible securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one Ordinary Share is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof, minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) with respect to any one Ordinary Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration consisting of cash, debt forgiveness, assets or any other property received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such Ordinary Share or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such Ordinary Share upon conversion, exercise or exchange of such convertible securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one Ordinary Share is at any time issuable (or may become issuable assuming all possible market conditions) upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such Ordinary Shares shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 8(c)(ii), the “lowest price per share for which one Ordinary Share is at any time issuable (or may become issuable assuming all possible market conditions) upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one Ordinary Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one Ordinary Share is issuable upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) with respect to any one Ordinary Share upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable consisting of cash, debt forgiveness, assets or other property by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 8(c), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 8(a) above), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 8(c)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Original Issue Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 8(c) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Required Holders, the “Primary Security,” and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities”), together comprising one integrated transaction (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing), the aggregate consideration per Ordinary Share with respect to such Primary Security shall be deemed to be equal to the difference of (x) the lowest price per share for which one Ordinary Share was issued (or was deemed to be issued pursuant to Section 8(c)(i) or 8(c)(ii) above, as applicable) in such integrated transaction solely with respect to such Primary Security, minus (y) with respect to such Secondary Securities, the sum of (I) the Black Scholes Consideration Value of each such Option, if any, (II) the fair market value (as determined by the Required Holders in good faith) or the Black Scholes Consideration Value, as applicable, of such Adjustment Right, if any, and (III) the fair market value (as determined by the Required Holders) of such Convertible Security, if any, in each case, as determined on a per share basis in accordance with Section 8(c). If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Ordinary Shares, Options or Convertible Securities, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the net amount of consideration received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Ordinary Shares, Options or Convertible Securities, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such Ordinary Shares, Options or Convertible Securities, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(d) Calculations. All calculations under this Section 8 will be made to the nearest cent or the nearest share, as the case may be. For purposes of this Section 8, the number of Ordinary Shares deemed to be issued and outstanding as of a given date will be the sum of the number of Ordinary Shares (excluding any treasury shares of the Company) issued and outstanding.

(e) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 9. Ranking. Except to the extent that the holders of at least 2/3rds of the outstanding Series A Preferred Shares (the “Required Holders”) expressly consent to the creation of Parity Shares (as defined below) or Senior Preferred Shares (as defined below) in accordance with Section 4, all share capital of the Company shall be junior in rank to all Series A Preferred Shares with respect to the preferences as to dividends, distributions and payments upon a Liquidation (such junior shares is referred to herein collectively as “Junior Shares”). The rights of all such share capital of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. Without limiting any other provision of this Certificate of Designation, without the prior express consent of the Required Holders, voting separate as a single class, the Company shall not hereafter authorize or issue any additional or other share capital that is (i) of senior rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon a Liquidation (collectively, the “Senior Preferred Shares”), (ii) of pari passu rank to the Series A Preferred Shares in respect of the preferences as to dividends, distributions and payments upon a Liquidation (collectively, the “Parity Shares”) or (iii) any Junior Shares having a maturity date (or any other date requiring redemption or repayment of such Junior Shares) that is prior to the date no Series A Preferred Shares remain outstanding. In the event of the merger or consolidation of the Company with or into another Person, the Series A Preferred Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith.

Section 10. Negative Covenants. As long as any Series A Preferred Shares remain outstanding, without the prior express consent of the Required Holders, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(a) enter into, create, incur or suffer to exist any convertible or structured Indebtedness of any kind;

(b) amend its charter documents, including, without limitation, its certificate of incorporation and Amended and Restated Memorandum and Articles of Association, in any manner that materially and adversely affects any rights of the Holders (other than in connection with any reverse stock split reasonably required in order to satisfy any requirement for listing on a Trading Market);

(c) repay, repurchase or offer to repay, repurchase or otherwise acquire any shares of capital stock, except as permitted by this Certificate of Designation or a de minimis number of its Ordinary Shares or Ordinary Share Equivalents, or any indebtedness, except for principal and interest payments as such terms are in effect as of the Original Issue Date, provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any Triggering Event exists or occurs;

(d) pay cash dividends or distributions on any Junior Shares;

(e) issue any Series A Preferred Shares (other than as contemplated by this Certificate of Designation) or issue any other securities that would cause a breach or default under this Certificate of Designation or the Transaction Documents;

(f) fail to maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary;

(g) fail to take all action necessary or advisable to maintain all of the Intellectual Property Rights that are necessary or material to the conduct of its business in full force and effect;

(h) fail to maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated;

(i) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

(j) enter into any agreement with respect to any of the foregoing.

Section 11. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Mandatory Conversion, shall be in writing and delivered personally, by facsimile, electronic mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth in the Purchase Agreement or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 11(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, electronic mail, or sent by a nationally recognized overnight courier service, addressed to each Holder, at the address of such Holder appearing on the books of the Company, or if no such address appears on the books of the Company, at the principal place of business of the Holders. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or upon actual receipt by the party to whom such notice is required to be given, if delivered personally, by facsimile or by electronic mail.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay accrued dividends and accrued interest, as applicable, on the Series A Preferred Shares at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series A Preferred Share Certificate. If a Holder’s Series A Preferred Share certificate becomes mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the Series A Preferred Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Company.

(d) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a Holder must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Status of Converted Series A Preferred Share. If any Series A Preferred Shares shall be converted or reacquired by the Company, such shares shall resume the status of authorized but unissued preferred shares of the Company.

(g) Non-circumvention. The Company shall not amend the Amended and Restated Memorandum of Association or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times act in good faith in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the Holders against dilution or other impairment, as set forth herein.

EXHIBIT I

PINGTAN MARINE ENTERPRISE LTD.

NOTICE OF OPTIONAL CONVERSION

Reference is made to the Certificate of Designation of the Series A Convertible Preferred Shares of Pingtan Marine Enterprise Ltd. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of Series A Convertible Preferred Shares, $0.001 par value per share (the “Preferred Shares”), of Pingtan Marine Enterprise Ltd. (the “Company”), indicated below into ordinary shares, $0.001 value per share (the “Ordinary Shares”), of the Company, as of the date specified below.

Date of Conversion:

Aggregate number of Preferred Shares to be converted:

Aggregate Stated Value of such Preferred Shares to be converted:

Aggregate accrued and unpaid Dividends:

Aggregate unpaid Guaranteed Dividend:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Ordinary Shares to be issued:

☐ If this Conversion Notice is being delivered with respect to an Alternate Conversion, check here if Holder is electing to use the following Alternate Conversion Price:____________

Please issue the Ordinary Shares into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:
Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: _____________ __, __________

______________________________

Name of Registered Holder

By:
Name:
Title:
Tax ID:
Facsimile:

E-mail Address:

EXHIBIT II

PINGTAN MARINE ENTERPRISE LTD.

NOTICE OF MANDATORY CONVERSION

Reference is made to the Certificate of Designation of the Series A Convertible Preferred Shares of Pingtan Marine Enterprise Ltd. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of Series A Convertible Preferred Shares, $0.001 par value per share (the “Preferred Shares”), of Pingtan Marine Enterprise Ltd. (the “Company”), indicated below into ordinary shares, $0.001 value per share (the “Ordinary Shares”), of the Company, as of the date specified below.

Date of Conversion:

Aggregate number of Preferred Shares to be converted:

Aggregate Stated Value of such Preferred Shares to be converted:

Aggregate accrued and unpaid Dividends:

Aggregate unpaid Guaranteed Dividend:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Ordinary Shares to be issued:

Please issue the Ordinary Shares into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:
Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: _____________ __, __________

______________________________

Name of Registered Holder

By:
Name:
Title:
Tax ID:
Facsimile:

E-mail Address:

27